FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                     FILE NUMBER 333-60101



            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 12, 1998

                                 126,184 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated August 12, 1998 (the "Prospectus") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 126,184 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. Of the Shares offered under the Prospectus, 63,092 Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of GuestWorld, Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, VW Acquisition Corporation, with and into GuestWorld, Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus is hereby supplemented to reflect the two for one stock split effected by the Company after the date of the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 21, 1999

                              SELLING STOCKHOLDERS

         On August 25, 1998, the Company distributed shares of Common Stock to those stockholders of record on August 14, 1998 pursuant to a two for one stock split approved by the stockholders of the Company at a special meeting held on August 13, 1998. The table of Selling Stockholders in the Prospectus is hereby amended to reflect such distribution pursuant to the stock split and supplemented to specifically include Shares received in such distribution. The following table sets forth as of January 21, 1999 the name of each of the entities and individuals who received Shares through the distribution effected by the stock split, the number of shares of Common Stock that such Selling Stockholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each such Selling Stockholder that may be offered for sale from time to time by the Prospectus and this Prospectus Supplement, the number of shares of Common Stock to be beneficially owned by each such Selling Stockholder assuming the sale of all of the Shares offered by such Selling Stockholders and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each such Selling Stockholder after completion of the offering.

         The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.

                                       SHARES                                           SHARES
                                       BENEFICIALLY                                     BENEFICIALLY
                                       OWNED(1)(2)              SHARES WHICH            OWNED AFTER
                                       PRIOR TO OFFERING        MAY BE SOLD             OFFERING(1)(2)(3)
                                                                PURSUANT TO
SELLING STOCKHOLDER                 NUMBER       PERCENT        THIS PROSPECTUS(2)      NUMBER       PERCENT

Merrill Lynch, Pierce, Fenner
  & Smith Incorporated                93,882        *              93,882                 -               -
Mark Products, Inc.                   10,432        *              10,432                 -               -
Steve T. Mack                         15,142        *              15,142                 -               -
Don Pierce                             3,364        *               3,364                 -               -
James T. Lindow                        1,682        *               1,682                 -               -
Dean T. Mack                           1,682        *               1,682                 -               -
--------------------

*   Less than 1.0%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes an aggregate of 12,618 shares of Common Stock beneficially owned by the Selling Stockholders (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) that have been deposited in escrow pursuant to the Merger Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Escrowed Shares"). All of the 10,432 shares of Common Stock beneficially owned by Mark Products, Inc. have been deposited in the escrow. The Escrowed Shares will be released from escrow on June 16, 1999 only to the extent that no claims have been made against the Escrowed Shares. The Escrowed Shares may not be sold by the Selling Stockholders prior to June 16, 1999, except as otherwise provided in the Escrow Agreement.

(3) Assumes that each Selling Stockholder will sell all of the Shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

HWD:  384884-1